Exhibit 23

Keller Bruner & Company, L.L.P.

Certified Public Accountants



The Board of Directors
FCNB Corp

We consent to incorporation by reference of our report dated January 28, 1999, relating to the consolidated balance sheets of FCNB Corp and its subsidiaries of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years in the three-year period ended December 31, 1998, which report appears on page 48 of the 1998 FCNB Corp Annual Report, in this Annual Report on Form 10-K, and in the following Registration Statements of FCNB Corp: Number 33-63092 on Form S-8, Number 33-55040 on Form S-3, Number 333-49329 on Form S-3, and Number 333-52997 on Form S-8.




/s/Keller Bruner & Company, L.L.P.
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Keller Bruner & Company, L.L.P.
Frederick, Maryland
March 19, 1999